UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Boxwood Village Drive Mocksville, North Carolina	27028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2008, Eric E. Rhodes, who currently serves as Vice President and Chief Financial Officer of Bank of the Carolinas Corporation (“BankCorp”), notified BankCorp and its bank subsidiary, Bank of the Carolinas, that he would resign from his positions with BankCorp and the Bank, effective on May 30, 2008. Mr. Rhodes has served as Senior Vice President and Chief Financial Officer of the Bank since 2005 and became an officer of BankCorp when it was organized during 2006.

In connection with Mr. Rhodes’ resignation, and to assure itself of his availability during the period following his resignation to assist in the transition of his duties to a new or interim Chief Financial Officer, the Bank entered into an agreement with Mr. Rhodes under which he will act as an independent contractor to the Bank for a period of 90 days following his resignation and make himself available to consult with the Bank’s and BankCorp’s management, on an as needed basis and for up to ten hours per week, with respect to accounting and other matters related to his former duties. In return for those services and Mr. Rhodes other agreements (including a confidentiality agreement covering the Bank’s and BankCorp’s proprietary information and certain standard liability releases), the Bank will pay Mr. Rhodes $9,660.00 per month, beginning June 1, 2008, for each of the three full calendar months during the consulting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION
(Registrant)

Date: May 19, 2008	By:	/C/ Robert E. Marziano
Robert E. Marziano
Chairman and Chief Executive Officer